EXHIBIT 2.2

EXECUTION VERSION

First AMENDMENT TO THE PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE PURCHASE AGREEMENT (this “Agreement”), dated as of May 7, 2025 (Pacific Standard Time) (the “Effective Date”), is entered into by and between The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear”) and Sumitomo Rubber Industries, Ltd., a company organized under the laws of Japan (“SRI”) (each of Goodyear, on the one hand, and SRI, on the other hand, a “Party”, and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Goodyear and SRI are parties to that certain purchase agreement, dated as of January 7, 2025 (the “Purchase Agreement”);

WHEREAS, in accordance with Section 8.5 of the Purchase Agreement, it is the mutual desire and intention of Goodyear and SRI to amend the Purchase Agreement on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

Article I

AMENDMENTS TO THE PURCHASE AGREEMENT
1.1
Defined Terms to be Added. The following defined terms shall be added to Section 1.1 of the Purchase Agreement:

“Australia Inventory Statement” has the meaning set forth in Section 2.9(i)(i).

“Australia Inventory Value” means the value of the Purchased Inventory (Australia) at the Closing Date, calculated in accordance with Schedule 2.9;

“Australia Inventory Value Adjustment” has the meaning set forth in Section 2.9(i)(iii).

“Australia Termination Agreement” means that certain Tire Purchase and Mutual Termination Agreement, dated as of May 8, 2025 (Australian Eastern Standard Time (AEST)), by and among Goodyear Australia, NTAW and SRAU;

“Estimated Australia Inventory Value” has the meaning set forth in Section 2.9(h).

“Estimated Repurchased Winter Inventory Value” has the meaning set forth in Section 2.9(f).

“Final Australia Inventory Value” means the Australia Inventory Value as finalized pursuant to Section 2.9(h).

“Final Repurchased Winter Inventory Value” means the Repurchased Winter Inventory Value as finalized pursuant to Section 2.9(g).

“Global Offtake Agreement” means that certain global offtake agreement dated as of October 1st, 2015 between SRI and Goodyear;

“Goodyear Australia” means Goodyear Tyres (Aust) Pty Ltd;

“Goodyear Retailers and Distributors” means the Goodyear Group Members listed in Schedule 2.13;

“Goodyear Retailers and Distributors Inventory” means the inventory of Dunlop Products in the form of finished goods, whether held at any location or facility owned or leased by the Goodyear Retailers and Distributors or in transit to any Goodyear Retailers and Distributors or held by third parties on behalf of the Goodyear Retailers and Distributors. For the avoidance of doubt, “Goodyear Retailers and Distributors Inventory” shall not qualify as Inventory or Purchased Inventory (Europe);

“Purchased Inventory (Australia)” means, in the aggregate, all Inventory in Australia as of the Closing Date that is on the Closing Date no more than two (2) years old from the date of manufacture and in a saleable condition, excluding (i) any Inventory to be sold to an SRI Group Member pursuant to Section 18 of the Supercars TSA and (ii) any Inventory held by Goodyear’s exclusive distributor for Australia, National Tyre & Wheel Pty Ltd;

“Repurchased Winter Inventory Adjustment” has the meaning set forth in Section 2.9(g)(iii).

“Repurchased Winter Inventory (Europe)” means, in the aggregate, all Inventory that is purchased by SRI on the TLA Repurchase Date in accordance with the Transition License Agreement (which, for the avoidance of doubt, does not include any Goodyear Retailers and Distributors Inventory);

“Repurchased Winter Inventory Statement” has the meaning set forth in Section 2.9(g)(i).

“Repurchased Winter Inventory Value” means the value of the Repurchased Winter Inventory (Europe) at the TLA Repurchase Date, calculated in accordance with Schedule 2.9;

“Supercars TSA” means that certain Transitional Services Agreement, dated as of the Closing Date, by and between Goodyear Australia and SRAU;

“TLA Repurchase Date” shall have the meaning given to the term “Repurchase Date” under the Transition License Agreement;

“Total Purchased Inventory (Europe)” means the Purchased Inventory (Europe), together with the Repurchased Winter Inventory (Europe);

“SRAU” means Sumitomo Rubber Australia Pty. Ltd.;

“Quadmax Trademarks” means the Trademarks set forth on Schedule 1-D.

1.2
Amendments to the Definitions. The definitions of the following terms in Section 1.1 (Definitions) of the Purchase Agreement shall be amended as follows (whereby the text in blue shall be added to such definition and the text in ~~red strikethrough~~ shall be deleted from such definition):

“Inventory” means any inventory of Dunlop Products in the form of finished goods, whether held at any location or facility owned or leased by the Goodyear Group or in transit to any Goodyear Group Member or held by third parties on behalf of the Goodyear Group; provided, however, that “Inventory” shall not include the Goodyear Retailers and Distributors Inventory.

“Inventory Value” means the TLA Termination Date Inventory Value plus the Repurchased Winter Inventory Value plus the Closing Date Inventory Value plus the Australia Inventory Value.

“Purchased Inventory” means, collectively, the Total Purchased Inventory (Europe) ~~and~~, the Purchased Inventory (North America) and the Purchased Inventory (Australia).

“Purchased Inventory (Europe)” means, in the aggregate, all Inventory that is purchased by SRI on the TLA Termination Date in accordance with the Transition License Agreement (which, for the avoidance of doubt, does not include any Goodyear Retailers and Distributors Inventory).

1.3
Amendment to References to Additional Transferred Trademarks. The phrase “Additional Transferred Trademarks” in Section 2.2(a) (Transferred Assets), in Section 4.5(a) (Trademarks; Domain Names; Tread Patterns; Technology) and in the definition of Registered Transferred IP in Section 1.1 (Definitions) of the Purchase Agreement shall be deleted and replaced in each instance with the phrase “Additional Transferred Trademarks and Quadmax Trademarks”.
1.4
Amendment to Schedule 2.2(a)(ii) Titles. The titles to Schedule 2.2(a)(ii)(B) Transferred Domain Names, Schedule 2.2(a)(ii)(C) Transferred Tread Patterns, and Schedule 2.2(a)(ii)(D) Transferred Patents shall be replaced with “Schedule 2.2(a)(ii)(C) Transferred Domain Names,” “Schedule 2.2(a)(ii)(D) Transferred Tread Patterns”, and “Schedule 2.2(a)(ii)(E) Transferred Patents,” respectively.

1.5
Amendment to Section 2.2(a)(iii). Clause (iii) of Section 2.2(a) (Transferred Assets) of the Purchase Agreement shall be amended as follows (whereby the text in blue shall be added to such Clause and the text in ~~red strikethrough~~ shall be deleted from such Clause):

“(iii) the Purchased Inventory; provided that the assignment, conveyance and transfer of Purchased~~European~~ Inventory (Europe) shall occur at the termination of the Transition License Agreement in accordance with the terms thereof, and the payment for Purchased~~European~~ Inventory (Europe) pursuant to this Article II shall constitute only a prepayment for the purchase of such Inventory under the Transition License Agreement; provided, further, that the assignment, conveyance and transfer of Repurchased Winter Inventory (Europe) shall occur on the TLA Repurchase Date in accordance with the terms of the Transition License Agreement, simultaneously with the payment therefor;”

1.6
Amendment to Section 2.2(a)(vii). Clause (vii) of Section 2.2(a) (Transferred Assets) of the Purchase Agreement shall be amended as follows (whereby the text in blue shall be added to such Clause):

“(vii) all Dunlop Materials exclusively related to Dunlop Products (excluding any Intellectual Property embodied therein, but including the copyrights in the Dunlop Marketing Materials exclusively related to Dunlop Products); provided that the delivery by Goodyear to SRI of the flat computer image files of tread patterns and sidewall patterns of commercial vehicle tires that are not listed in Section (E) on Schedule 2.2(a)(ii) included in the Dunlop Materials shall occur within twenty (20) Business Days after the Closing Date.”

1.7
New Section 2.2(b)(xvi). The following shall be inserted as a new clause (xvi) in Section 2.2(b) (Excluded Assets) of the Purchase Agreement:

“(xvi) the Goodyear Retailers and Distributors Inventory.”

1.8
New Section 2.8(a)(xi). The following shall be inserted as a new clause (xi) in Section 2.8(a) (Transactions to be Effected at the Closing) of the Purchase Agreement:

“(xi) the Estimated Australia Inventory Value, by Wire Transfer to a Goodyear Group Member designated by Goodyear.”

1.9
Amendment to Section 2.9(d). Section 2.9(d) (Procedure for Calculating and Paying the Post-TLA Termination Date Adjustment) of the Purchase Agreement shall be amended as follows (whereby the text in blue shall be added to such Section and the text in ~~red strikethrough~~ shall be deleted from such Section):

“(d) Procedures for Calculating and Paying the Post-TLA Termination Date Adjustment.

(i) As soon as practicable after the TLA Termination Date but in no event later than the later of (x) seven (7) Business Days after the pick-up of the final remaining Purchased Inventory (Europe) from Goodyear’s (or its third-party provider’s)

warehouses (whether picked up for delivery to SRI or for delivery to alternative warehousing facilities) and (y) the ninetieth (90th) day after the TLA Termination Date, ~~SRI~~Goodyear shall prepare or cause to be prepared, and shall deliver to ~~Goodyear~~SRI a calculation of the TLA Termination Date Inventory Value (the “TLA Termination Date Inventory Statement”). ~~SRI~~Goodyear shall thereafter provide to ~~Goodyear~~SRI such supporting work papers or other supporting information as may be reasonably requested by ~~Goodyear~~SRI. If ~~Goodyear~~SRI shall have any objections to the TLA Termination Date Inventory Statement, ~~Goodyear~~SRI shall notify ~~SRI~~Goodyear in writing no later than thirty (30) days after receipt of the TLA Termination Date Inventory Statement, setting forth with reasonable specificity its objections (the “Objections”). Thereafter, SRI and Goodyear shall endeavor in good faith, for a period not to exceed thirty (30) days from the date of delivery of such notice, to resolve the Objections.

(ii) If at the end of the thirty (30)-day period there are any unresolved Objections, Goodyear and SRI shall submit their respective determinations and calculations and the items remaining in dispute for resolution in accordance with Section 8.2.

(iii) Upon determination of the Final TLA Termination Date Inventory Value, the difference between the Estimated TLA Termination Date Inventory Value and the Final TLA Termination Date Inventory Value (such difference, the “TLA Termination Date Inventory Value Adjustment”) shall be paid as follows: if the Final TLA Termination Date Inventory Value: (A) exceeds the Estimated TLA Termination Date Inventory Value, SRI shall pay an amount equal to the TLA Termination Date Inventory Value Adjustment to Goodyear or any other Goodyear Group Member designated by Goodyear; or (B) is less than the Estimated TLA Termination Date Inventory Value, Goodyear shall pay an amount equal to the TLA Termination Date Inventory Value Adjustment to SRI or any other SRI Group Member designated by SRI. If the Final TLA Termination Date Inventory Amount equals the Estimated TLA Termination Date Inventory Value, there shall be no payment pursuant to this Section 2.9(d).

(iv) Payment of the amount equal to the TLA Termination Date Inventory Value Adjustment pursuant to this Section 2.9(d), if any, shall be made by SRI or Goodyear, as the case may be, by Wire Transfer on the tenth (10th) Business Day following the date on which the period for Objections has expired or, if any Objections are asserted, on the fifth (5th) Business Day following the date on which the procedures for resolution of the Objections in this Section 2.9(d) have been completed.”

1.10
New Section 2.9(f); Estimated Repurchased Winter Inventory Value.
(a)
The following shall be inserted as a new Clause (f) in Section 2.9 (Purchased Inventory Adjustment) of the Purchase Agreement:

“(f) Estimated TLA Repurchase Date Inventory Value. At least ten (10) Business Days prior to the anticipated TLA Repurchase Date, Goodyear shall deliver to SRI a written statement setting forth Goodyear’s good faith estimated calculation of the Repurchased Winter Inventory Value (such amount, the “Estimated Repurchased Winter Inventory Value”). Payment of the amount equal to the Estimated Repurchased Winter Inventory Value pursuant to this Section 2.9(f) shall be made by SRI by Wire Transfer on the TLA Repurchase Date.”

1.11
New Section 2.9(g); Procedures for Calculating and Paying the Repurchased Winter Inventory Value Adjustment.
(a)
The following shall be inserted as a new Clause (g) in Section 2.9 (Purchased Inventory Adjustment) of the Purchase Agreement:

“(g) Procedures for Calculating and Paying the Repurchased Winter Inventory Value Adjustment.

(i) As soon as practicable after the TLA Repurchase Date but in no event later than the later of (x) seven (7) Business Days after the pick-up of the final remaining Repurchased Winter Inventory (Europe) from Goodyear’s (or its third-party provider’s) warehouses (whether picked up for delivery to SRI or for delivery to alternative warehousing facilities) and (y) the thirtieth (30th) day after the TLA Repurchase Date, Goodyear shall prepare or cause to be prepared, and shall deliver to SRI a calculation of the Repurchased Winter Inventory Value (the “Repurchased Winter Inventory Statement”). Goodyear shall thereafter provide to SRI such supporting work papers or other supporting information as may be reasonably requested by SRI. If SRI shall have any objections to the Repurchased Winter Inventory Statement, SRI shall notify Goodyear in writing no later than thirty (30) days after receipt of the Repurchased Winter Inventory Statement, setting forth with reasonable specificity its objections (the “Objections”). Thereafter, SRI and Goodyear shall endeavor in good faith, for a period not to exceed thirty (30) days from the date of delivery of such notice, to resolve the Objections.

(ii) If at the end of the thirty (30)-day period there are any unresolved Objections, Goodyear and SRI shall submit their respective determinations and calculations and the items remaining in dispute for resolution in accordance with Section 8.2.

(iii) Upon determination of the Final Repurchased Winter Inventory Value, the difference between the Estimated Repurchased Winter Inventory Value and the Final Repurchased Winter Inventory Value (such difference, the “Repurchased Winter Inventory Value Adjustment”) shall be paid as follows: if the Final Repurchased Winter Inventory Value: (A) exceeds the Estimated Repurchased Winter Inventory Value, SRI shall pay an amount equal to the Repurchased Winter Inventory Value Adjustment to Goodyear or any other Goodyear Group Member designated by Goodyear; or (B) is less than the Estimated Repurchased Winter Inventory Value, Goodyear shall pay an amount equal to the Repurchased Winter

Inventory Value Adjustment to SRI or any other SRI Group Member designated by SRI. If the Final Repurchased Winter Inventory Amount equals the Estimated Repurchased Winter Inventory Value, there shall be no payment pursuant to this Section 2.9(g).

(iv) Payment of the amount equal to the Repurchased Winter Inventory Value Adjustment pursuant to this Section 2.9(g), if any, shall be made by SRI or Goodyear, as the case may be, by Wire Transfer on the tenth (10th) Business Day following the date on which the period for Objections has expired or, if any Objections are asserted, on the tenth (10th) Business Day following the date on which the procedures for resolution of the Objections in this Section 2.9(g) have been completed.”

1.12
New Section 2.9(h); Estimated Australia Inventory Value.
(a)
The following shall be inserted as a new Clause (h) in Section 2.9 (Purchased Inventory Adjustment) of the Purchase Agreement:

“(h) Estimated Australia Inventory Value. Prior to the anticipated Closing Date, Goodyear shall deliver to SRI a written statement setting forth Goodyear’s good faith estimated calculation of the Australia Inventory Value (such amount, the “Estimated Australia Inventory Value”).”

1.13
New Section 2.9(i); Procedures for Calculating and Paying the Australia Inventory Value Adjustment.
(a)
The following shall be inserted as a new Clause (i) in Section 2.9 (Purchased Inventory Adjustment) of the Purchase Agreement:

“(i) Procedures for Calculating and Paying the Australia Inventory Value Adjustment.

(i) As soon as practicable after the Closing Date but in no event later than the seventh (7th) Business Day after the delivery of the final remaining Purchased Inventory (Australia) to SRI or alternative warehousing facilities designated by either SRI or SRAU, SRI shall prepare or cause to be prepared, and shall deliver to Goodyear a calculation of the Purchased Inventory (Australia) and the Australia Inventory Value (the “Australia Inventory Statement”). SRI shall thereafter provide to Goodyear such supporting work papers or other supporting information as may be reasonably requested by Goodyear. If Goodyear shall have any objections to the Australia Inventory Statement, Goodyear shall notify SRI in writing no later than thirty (30) days after receipt of the Australia Inventory Statement, setting forth with reasonable specificity its objections (the “Objections”). Thereafter, SRI and Goodyear shall endeavor in good faith, for a period not to exceed thirty (30) days from the date of delivery of such notice, to resolve the Objections.

(ii) If at the end of the thirty (30)-day period there are any unresolved Objections, Goodyear and SRI shall submit their respective determinations and calculations and the items remaining in dispute for resolution in accordance with Section 8.2.

(iii) Upon determination of the Final Australia Inventory Value, the difference between the Estimated Australia Inventory Value and the Final Australia Inventory Value (such difference, the “Australia Inventory Value Adjustment”) shall be paid as follows: if the Final Australia Inventory Value: (A) exceeds the Estimated Australia Inventory Value, SRI shall pay an amount equal to the Australia Inventory Value Adjustment to Goodyear or any other Goodyear Group Member designated by Goodyear; or (B) is less than the Estimated Australia Inventory Value, Goodyear shall pay an amount equal to the Australia Inventory Value Adjustment to SRI or any other SRI Group Member designated by SRI. If the Final Australia Inventory Amount equals the Estimated Australia Inventory Value, there shall be no payment pursuant to this Section 2.9(i).

(iv) Payment of the amount equal to the Australia Inventory Value Adjustment pursuant to this Section 2.9(i), if any, shall be made by SRI or Goodyear, as the case may be, by Wire Transfer on the tenth (10th) Business Day following the date on which the period for Objections has expired or, if any Objections are asserted, on the tenth (10th) Business Day following the date on which the procedures for resolution of the Objections in this Section 2.9(i) have been completed.”

1.14
New Section 2.13; Goodyear Retailers and Distributors Inventory.
(a)
The following shall be inserted as a new Section 2.13 in Article II (Purchase and Sale of Assets; Assumption of Liabilities) of the Purchase Agreement:

“2.13. Goodyear Retailers and Distributors Inventory.

(a)
Notwithstanding anything to the contrary in any Surviving Agreement or Transaction Agreement, the Goodyear Retailers and Distributors shall have the right to continue to distribute, sell, market and promote, in Europe, after the Closing any and all Goodyear Retailers and Distributors Inventory in the manner Goodyear Retailers and Distributors sold such Goodyear Retailers and Distributors Inventory in the Ordinary Course prior to Closing. The right granted in this Section 2.13(a) shall automatically terminate upon the sale of all Goodyear Retailers and Distributors Inventory.
(b)
Prior to the anticipated Closing Date, Goodyear shall deliver to SRI a written statement setting forth Goodyear’s good faith estimate of the expected aggregate volume of the Goodyear Retailers and Distributors Inventory at the Closing Date.
(c)
SRI, on behalf of itself and its Affiliates (including the Transferred Entities), hereby grants to Goodyear an irrevocable, royalty-free, non-exclusive, non-transferrable (except to Affiliates) and non-sublicensable (other than to the

Goodyear Retailers and Distributors, with the right to further sublicense to contractors and service providers of the Goodyear Retailers and Distributors solely in connection with the provision of goods and services to the Goodyear Retailers and Distributors) license under the Transferred Dunlop Trademarks for use in Europe in connection with the distribution, sale, marketing and promotion of the Goodyear Retailers and Distributors Inventory (including in connection with any labels therefor and any documents, websites, advertising materials, purchase orders, acknowledgements of receipts, commercial brochures, packaging, supplies, signs and other similar materials used in connection therewith) in the manner Goodyear Retailers and Distributors used the Transferred Dunlop Trademarks in connection with products similar to those in the Goodyear Retailers and Distributors Inventory in the Ordinary Course prior to Closing. Any and all goodwill arising from the Goodyear Retailers and Distributors’ use of such Transferred Dunlop Trademarks in connection with such permitted use shall inure exclusively to the benefit of SRI or its applicable Affiliate. The foregoing license shall automatically terminate upon the sale of all Goodyear Retailers and Distributors Inventory.”
1.15
Amendment to Section 4.15(e)(ii). The first sentence of Clause (ii) of Section 4.15(e) (Allocation) of the Purchase Agreement shall be amended as follows (whereby the text in blue shall be added to such Clause):

“(ii) With respect to any assets treated as transferred for U.S. federal income Tax purposes (including, for the avoidance of doubt, the assets of SP Brand Holding treated as acquired hereunder) within thirty (30) days after the later of the determination of the Final Closing Date Inventory Value and the Final Australia Inventory Value in accordance with Section 2.9, Goodyear shall prepare and deliver to SRI a proposed allocation (to the extent required by applicable Tax Law) of the amount of consideration (plus any additional amounts treated as consideration for U.S. federal income Tax purposes), prepared in a manner consistent with the Allocation Schedule (as adjusted to reflect any adjustments to the Aggregate Purchase Price arising as a result of any payments made in accordance with Section 2.9), the positions taken on any Tax Returns filed with respect to Transfer Taxes, Section 1060 of the Code and the Treasury Regulations promulgated thereunder and other applicable Tax Law (the “Asset Allocation Schedule”). ”

1.16
Amendment to Section 4.15(e)(ii). The final sentence of Clause (ii) of Section 4.15(e) (Allocation) of the Purchase Agreement shall be amended as follows (whereby the text in blue shall be added to such Clause):

“To the extent that the Aggregate Purchase Price is adjusted following the finalization of the Asset Allocation Schedule in accordance with this Section 4.15(e)(ii), the Parties shall prepare a revised Asset Allocation Schedule in accordance with the procedures set forth in this Section 4.15(e)(ii) to reflect the revised Aggregate Purchase Price; provided, that, with respect to any adjustment to the Aggregate Purchase Price arising as a result of any payments made pursuant to

Section 2.9(d) in respect of the TLA Termination Date Inventory Value Adjustment and any payment made pursuant to Section 2.9(f) in respect of the TLA Repurchase Date Inventory Value, the Parties agree that the amount allocated to the Total Purchased Inventory (Europe) on the Asset Allocation Schedule shall be automatically increased or decreased, as the case may be, to reflect such adjustment to the Aggregate Purchase Price.”

1.17
New Section 4.18; Inventory in Transit.
(a)
The following shall be inserted as a new Section 4.18 in Article IV (Covenants) of the Purchase Agreement:

4.18 Inventory in Transit. Goodyear and SRI shall, and shall cause their applicable Group Members to, use commercially reasonable efforts to implement the following approach to any Inventory that is, as of the Closing Date, in transit from an SRI Group Member to any location or facility in North America or Oceania that is either (i) owned or leased by the Goodyear Group or (ii) a location or facility where such Inventory will be held on behalf of the Goodyear Group:

(a) Prior to Departure from Port of Exit. For any such in-transit Inventory that has not yet departed from the relevant port of exit as of the Closing Date, the order relating to such in-transit Inventory shall be cancelled and of no further effect.

(b) After Departure from Port of Exit. For any such in-transit Inventory that has departed from the relevant port of exit as of the Closing Date, such in-transit Inventory shall be re-routed to a location or facility designated by SRI (provided that such location or facility is within the country served by the originally contemplated port of entry), whereby the Parties agree that (i) the transportation costs directly associated with such re-routing shall be borne equally by Goodyear and SRI and (ii) any other costs, including for storage arising due to any delay by SRI or its applicable Affiliate to pick up or process such Inventory, shall be borne by SRI; provided that (x) Goodyear shall provide to SRI or the applicable SRI Group Member the purchase order numbers and container numbers of all such Inventory to be re-routed at the latest forty-eight (48) hours after the Closing, and (y) SRI or the applicable SRI Group Member shall provide the location or facility to which such Inventory will be re-routed to Goodyear within five (5) Business Days after Goodyear provides to SRI such purchase order numbers and container numbers.

1.18
New Schedule 1-D. Exhibit B shall be inserted in the list of Schedules to the Purchase Agreement as “Schedule 1-D – Quadmax Trademarks”
1.19
Amendment to Schedule 2.2(b)(1). Schedule 2.2(b)(1) – Excluded Trademarks of the Purchase Agreement shall be amended by removing those trademarks listed on Exhibit B (Schedule 1-D – Quadmax Trademarks).
1.20
New Schedule 2.13. Exhibit A of this Agreement shall be inserted in the list of Schedules to the Purchase Agreement as “Schedule 2.13 - Goodyear Retailers and Distributors”.

1.21
Amendment to Schedule 4.15(e)(i). Schedule 4.15(e)(i) (Allocation Schedule) of the Purchase Agreement shall be deleted in its entirety and replaced with Exhibit C of this Agreement.
Article II
– Miscellaneous
(a)
Remainder of Agreement. All other terms and provisions of the Purchase Agreement shall remain unchanged, and the Purchase Agreement, as specifically amended, restated, and/or supplemented by this Agreement, shall continue to apply and be in full force and effect. This Agreement is in accordance with and is subject to all of the terms and conditions of the Purchase Agreement. Nothing contained herein or otherwise shall be deemed or construed as a waiver of any rights, remedies or privileges under the Purchase Agreement.
(b)
Enforceability. The terms and provisions of this Agreement shall be enforceable notwithstanding any conflicting term or provision set forth in the Purchase Agreement or any other Transaction Agreement. In the event of any conflict between any term or provision of this Agreement and any term or provision set forth in the Purchase Agreement or any other Transaction Agreement, such term or provision of this Agreement shall prevail over such term or provision set forth in the Purchase Agreement or any such Transaction Agreement with respect to the subject matter of this Agreement.
(c)
Purchase Agreement Provisions and Definitions Incorporated by Reference. The provisions of Section 1.2 (Usage), Section 8.1 (Expenses), Section 8.2 (Governing Law and Dispute Resolution), Section 8.3 (Delays and Omissions), Section 8.4 (Waivers), Section 8.5 (Amendments), Section 8.7 (Binding Effect; Assignment), Section 8.8 (No Third Party Beneficiaries), Section 8.9 (Headings), Section 8.10 (Counterparts; Execution and Exchange by Electronic Means), Section 8.11 (Notices), Section 8.12 (Performance), Section 8.13 (Severability) and Section 8.14 (Joint Negotiation) of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Agreement and the Parties mutatis mutandis, with references to the “Agreement” being deemed to be references to this Agreement. Capitalized terms used but not defined herein shall have the respective meanings for such terms set forth in the Purchase Agreement.

[Remainder of Page Intentionally Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Goodyear Tire & Rubber Company

By:	/s/ David Phillips
Name:	David Phillips
Title:	Senior Vice President and General Counsel

[Signature Page to First Amendment to the Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Sumitomo Rubber Industries, Ltd.

By:	/s/ Shingo Sakashita
Name:	Shingo Sakashita
Title:	Executive Officer

[Signature Page to First Amendment to the Purchase Agreement]